Exhibit 99.1

         October 1, 2012

Contact:                      Stephen P. Theobald
        Executive Vice President and Chief Financial Officer
        (757) 217-1000

BANK OF HAMPTON ROADS UNVEILS RENOVATED GHENT OFFICE

Office Houses Flagship Norfolk Branch and Senior Banking Executives

Norfolk, Virginia, October 1, 2012:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for The Bank of Hampton Roads (“BHR”) and Shore Bank, today announced that BHR has completed the renovation of its office at 539 West 21st Street (the “Ghent office”).  The Ghent office will now house BHR’s flagship branch for the Norfolk market, as well as several senior banking executives.

Donna W. Richards, President of BHR, said, “The investment we have made in renovating the Ghent office and the relocation of several senior banking executives to this office underscores our commitment to serving the banking needs of families and businesses in the Norfolk market, which is an important part of our community banking franchise.”

The branch will continue to service the banking needs of households and individuals with a full offering of products including checking and savings accounts, mortgages, and consumer loans.  In addition to the branch, the Ghent office will now house Mary S. Oliver, Norfolk Market President, Donald F. Price, Senior Vice President/Commercial Banker, Michael K. Imperial, Senior Credit Officer, who will serve the financial needs of the Norfolk Business Community, Peggy P. Barney, Director of the Private Banking Group and Heather L. Cima, Vice President/ Norfolk Retail Banking Area Manager.

BHR also has Norfolk branches in the Dominion Tower, serving downtown Norfolk, and at 4037 E. Little Creek Road, serving the East Beach area.

About Hampton Roads Bankshares
Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices, ATMs and a recently opened loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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